Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 18, 2019

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of BB&T Corporation, a North Carolina corporation (“BB&T”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between BB&T and SunTrust Banks, Inc., a Georgia corporation.

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of SunTrust common stock and SunTrust preferred stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz